Exhibit 99.1

221 East Hickory Street

Mankato, Minnesota 56001

FOR IMMEDIATE RELEASE	Contact:	Jennifer Spaude
HickoryTech
507-386-3765

HickoryTech Corporation Increases Fourth Quarter Dividend

MANKATO, Minn., Oct. 29, 2008— HickoryTech Corporation (Nasdaq: HTCO) announced today that its board of directors declared a fourth quarter dividend of 13 cents per share, payable Dec. 5, 2008 to shareholders of record as of Nov. 15, 2008.  This declared dividend represents an 8 percent increase over the 12 cent dividend declared the previous quarter.  The four dividends declared to date in 2008 total 49 cents.

“Our strong earnings momentum gives us confidence in the future, and we are pleased to provide our shareholders a competitive dividend,” said John Finke, president and chief executive officer of HickoryTech.  “Our dividend payout has been between 50 and 70 percent of the free cash flow we generate.  This, coupled with our confidence in our business plan gives us the ability to increase the dividend.”

HickoryTech has a long tradition of paying a cash dividend that spans more than 50 years.

HickoryTech will announce its third quarter earnings today after the market closes, and host an earnings conference call on Oct. 30 at 8 a.m. CT.

About HickoryTech

HickoryTech Corporation (NASDAQ:  HTCO), headquartered in Mankato, Minn., offers integrated communication products and services to business and residential customers over a regional fiber network. The company, founded in 1898, has approximately 430 employees. The Telecom Sector, with facilities-based operations in Minnesota and Iowa, offers local voice, long distance, high-speed Internet, Digital TV and IP networking services to residential and business customers. In addition, the Telecom Sector develops telecom and carrier access billing solutions and customer management systems. Enventis provides IP-based voice, data and network solutions to businesses across in a five-state region. For more information, visit www.hickorytech.com.

Forward Looking Statement

The press release may contain forward-looking statements that are not based on historical facts.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from future results, events or developments described in the forward-looking statements. Such factors include those risks described in HickoryTech’s Form 10-K on file with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. HickoryTech undertakes no obligation to update any of its forward-looking statements, except as required by federal securities laws.

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